GOTAPLAY INTERACTIVE, INC.
                       TERMINATES SHARE EXCHANGE AGREEMENT

Las Vegas, Nevada,  February 27, 2005 - Western Transitions,  Inc. (Pink Sheets:
"WTTN"), announced today that the Share Exchange Agreement executed between Western Transitions, Inc. and Gotaplay Interactive, Inc., previously announced on January 11, 2006, has been terminated by Gotaplay, effective February 17, 2006. Western Transitions, Inc. is investigating this situation and will advise further.

As a result of this termination, Western has decided to provide the investors of a private offering of units, previously announced on November 8, 2005, a right of rescission of their investment in Western that they have elected to accept.

Safe Harbor
This media release may contain forward-looking statements regarding but not limited to management, market potential, distributor success, market size, international sales, marketing, future events and performance of the Company which involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the Company intends to file with the SEC for a description of certain factors that could cause actual results to vary from current expectations and the forward-looking statements contained in this media release.

For further information, please contact Alex Zukovs, President of Western Transitions, Inc., at (416) 363-0070.